Pear Tree Funds 485BPOS

Exhibit 99.28(i)(24)

Sullivan & Worcester LLP One Post Office Square Boston, MA 02109	617 338 2800 sullivanlaw.com

John Hunt

Partner

+1 617 338 2961

jhunt@sullivanlaw.com

October 31, 2024

VIA EDGAR

U.S. Securities and Exchange Commission

Division of Investment Management

100 F Street, NE

Washington, D.C. 20549

Re:	Pear Tree Funds

Post-Effective Amendment No. 84 to the Registration Statement on Form N-1A

File Nos. 333-102055 and 811-03790

Ladies and Gentlemen:

We understand that Pear Tree Funds (the “Registrant”) has enclosed herewith for filing electronically with the Commission pursuant to Rule 485(b) under the Securities Act of 1933, as amended (the “Securities Act”), Post-Effective Amendment No. 84 (the “Amendment”) to the Registration Statement on Form N-1A of the Registrant (the “Registration Statement”), together with the exhibits indicated as being filed therewith.

As indicated on the cover page of the Amendment, the Amendment is to become effective on November 1, 2024 pursuant to paragraph (b) of Rule 485 under the Securities Act.

The Amendment includes, among other things, and (a) the offer of Class R6 shares by two Pear Tree Funds, shares which have been previously registered but never offered, (b) several new fee waivers/expense reimbursement arrangements, and (c) changes to the Registration Statement as discussed with the Staff of the Commission in July 2024. Our review of the Amendment has not revealed any disclosure that would render it ineligible to become effective pursuant to Rule 485(b).

Please call John Hunt at (617) 338-2961 if you have any question.

Very truly yours,

/s/ Sullivan & Worcester LLP

Sullivan & Worcester LLP

JH/hex

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